Exhibit 99.1

Longeveron Announces Successful Completion of Phase I/II Clinical Study of Lomecel-B Infusion in Aging Frailty Subjects to Improve Immune Response Following Influenza Vaccination

Study intended to evaluate safety, and potential immunomodulatory effect of Lomecel-B on aging-associated decline in antibody response to vaccines in vulnerable population.

Trial funded in part by a grant from Maryland Technology Development Corporation (TEDCO) and The National Institute of Aging (NIA) of the National Institutes of Health (NIH)

Top-line data expected in Q3 2021

Miami, Florida—April 15, 2021— Longeveron Inc. (NASDAQ: LGVN) ("Longeveron" or "Company"), a clinical stage biotechnology company developing cellular therapies for chronic, aging-related and life-threatening conditions, announced today the completion of the Company’s Phase I/II clinical study of the use of Lomecel-B to improve immune response to influenza (“flu”) vaccine in subjects with Aging Frailty. Lomecel-B is an allogeneic, bone marrow-derived medicinal signaling cell (MSC) product manufactured under current good manufacturing practices (cGMP) by Longeveron.

The two-phase, multicenter, randomized, double-blinded, placebo-controlled study was conducted at 7 hospitals and clinics throughout Florida and Maryland, and was supported in part by a grant from Maryland Stem Cell Research Program (MSCRF) under the Maryland Technology Development Corporation (TEDCO) and the National Institute on Aging (NIA).

It is well established that an aging immune system is less effective at producing protective antibodies following vaccination, and this reduced immune response contributes to the aging process in general (referred to as “inflammaging” by geriatricians). People with aging frailty are more prone to inflammaging and are more likely to have greater susceptibility to infectious diseases and reduced responses to vaccination. Although commercially available vaccines against influenza provide protection and likely lasting immunological memory in children and adults, they are much less effective in older and frail individuals

Lomecel-B has the potential to reduce inflammation associated with Aging Frailty, and to promote an anti-inflammatory state by releasing anti-inflammatory molecules, which can balance the immune system and improve the function of B lymphocytes. As B cells are responsible for antibody production in response to vaccines, Lomecel-B may boost antibody generation and immunity following vaccination in subjects with Aging Frailty.

It is anticipated that the top-line trial results will be announced in the 3rd quarter of 2021. In the open-label Phase I trial, elderly subjects considered to be mild-to-moderately frail per the Clinical Frailty Scale were randomized to receive a single peripheral intravenous (i.v.) infusion of Lomecel-B either one week or four weeks before administration of the flu vaccine to evaluate whether timing of administration of Lomecel-B relative to the vaccine resulted in a significant difference in immune response. Based on the phase 1 results, administration of Lomecel-B one week in advance of flu vaccination was selected for the Phase II randomized, placebo-controlled trial. In Phase II, a total of 39 subjects were enrolled and treated, with 20 receiving placebo and 19 receiving Lomecel-B. The primary objectives of the study were to assess safety, and efficacy of Lomecel-B to improve response to flu vaccine through measurement of serum antibodies. Additional efficacy measures include assessments of physical strength and endurance, quality-of-life (QOL) and activities of daily living (ADL) assessments, cognitive function, and blood-based biomarkers.

“Completion of this clinical study to investigate Lomecel-B as a new therapeutic approach to boost immune response serves as an important initial step to meet the critical unmet medical need for those with Aging Frailty, who often respond poorly to vaccines,” said Sean Leng, MD, PhD, Professor of Medicine, Molecular Microbiology and Immunology at Johns Hopkins University School of Medicine and Bloomberg School of Public Health and the study’s principal investigator.

“This is an important milestone in Longeveron’s overall Aging Frailty research program and commitment to finding biological solutions for aging. The Longeveron clinical trial spectrum includes our Phase 2b Aging Frailty study that completed in February, our Phase 2 Japanese Aging Frailty study which we intend to initiate this year, and our Aging Frailty Treatment Registry Trial in Nassau, Bahamas,” stated Geoff Green, CEO of Longeveron. “From the inception of Longeveron, we have focused our efforts on using a regenerative medicine approach to treat chronic, aging-related diseases and conditions, such as frailty and Alzheimer’s disease, with the goal of improving healthspan.”

About Aging Frailty

Aging Frailty is a life-threatening geriatric condition affecting approximately 15% of Americans over the age of 65, or 8.1 million individuals. Aging Frailty patients are vulnerable to poor clinical outcomes compared to their age-matched peers despite sharing similar comorbidities and demographics, and therefore it is considered by some as an extreme form of unsuccessful aging. Clinically, frailty manifests as a combination of symptoms and signs that include loss of muscle and decreased strength, slowed walking, low physical activity and energy levels, poor endurance, nutritional deficiencies, weight loss and fatigue. Aging Frailty is also associated with chronic low-level inflammation that also impairs the function of the immune system. Individuals with Aging Frailty have decreased reserves and a reduced ability to cope with minor illnesses or stressors that would normally have minimal impact, such as an infection or a fall. As a result, the individual may be more likely to be hospitalized, need long term care or die. Inflammation can contribute to the physical decline in Aging Frailty through multiple mechanisms, including detrimental effects on muscles, bone tissue, the immune system, cardiovascular function, and cognition. A consequence of the impaired immune function (i.e. B lymphocytes) in frail individuals is a significantly reduced ability to effectively produce antibodies and generate immunity in response to vaccination. Therefore, improving immunity in this population may reduce the associated adverse health outcomes.

Treatment of Aging Frailty and promotion of healthy aging are recognized priorities of the National Academy of Medicine and NIA/NIH. Despite the pressing need for interventions, there are no FDA-approved therapies for Aging Frailty or for improving immunity in response to vaccination in the frail elderly.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Source: Longeveron Inc

Source: LGVN